EXHIBIT 99.1

For Immediate Release
Jones Apparel Group, Inc.
Investor Contact:	John T. McClain, Chief Financial Officer Jones Apparel Group, Inc. (212) 642-3860
Media Contacts:	Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC. ANNOUNCES EXTENSION OF EXPIRATION DATE OF TENDER OFFER FOR 4.250% SENIOR NOTES DUE 2009

        New York, NY - April 29, 2009 - Jones Apparel Group, Inc. ("Jones") (NYSE: JNY) announced today that it, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation (together, the "Issuers") have extended the expiration date of their previously announced tender offer for their outstanding 4.250% Senior Notes due 2009 (the "2009 Notes") to 5:00 p.m., New York City time, on May 1, 2009, unless further extended or earlier terminated by the Issuers (such time and date, as the same may be further extended or earlier terminated, the "Tender Expiration Date").

        As of 10:00 a.m., New York City time, on April 29, 2009, the Issuers had received tenders with respect to $242,508,000 principal amount, or approximately 97% of the aggregate principal amount, of the outstanding 2009 Notes pursuant to the tender offer.

        Holders who have not previously tendered their 2009 Notes and wish to receive the Tender Offer Consideration (as defined below) for the 2009 Notes must validly tender and not validly withdraw their 2009 Notes on or prior to the Tender Expiration Date. Holders who have previously tendered 2009 Notes do not need to re-tender their 2009 Notes or take any other action in response to this extension.

        The consideration for each $1,000 principal amount of 2009 Notes validly tendered and accepted for payment pursuant to the tender offer is $980 (the "Tender Offer Consideration"), plus accrued and unpaid interest from the last interest payment date to, but excluding, the settlement date for 2009 Notes purchased pursuant to the tender offer.

        The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 2009 (the "Offer to Purchase"), the Supplement to the Offer to Purchase dated April 3, 2009 (the "Supplement") and the related Letter of Transmittal. Except for the extension of the Tender Expiration Date, the terms of the tender offer remain unchanged. The Offer to Purchase, the Supplement and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the tender offer.

        Citi has been retained to serve as the Lead Dealer Manager for the tender offer and can be contacted at (800) 558-3745 (toll-free) and (212) 723-6106 (collect). Banc of America Securities LLC, J.P. Morgan and Wachovia Securities have been retained to serve as the Co-Dealer Managers for the tender offer. Global Bondholder Services Corporation is the Information Agent and the Depositary for the tender offer and can be contacted at (866) 937-2200 (toll-free) or (212) 430-3774 (collect).

        This release is for informational purposes only and is neither an offer to purchase, a solicitation to sell the 2009 Notes nor a recommendation regarding the tender offer. Holders should seek legal advice from an independent financial advisor as to the suitability of the transactions described herein for the individual concerned. The tender offer is not being made to holders of 2009 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Jones Apparel Group, Inc.

        Jones Apparel Group, Inc. is a Pennsylvania corporation. Our principal executive offices are located at 1411 Broadway, New York, NY 10018, and our telephone number at that address is (212) 642-3860. We are a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores and through our e-commerce web sites. Our nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. We also market costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Cautionary Statement

        This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of our control. Risk factors and additional information are included in our reports on file with the Securities and Exchange Commission, including Jones' Annual Report on Form 10-K for the year ended December 31, 2008.